UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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The GEO Group, Inc.

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621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (866) 301-4436

Dear Shareholders:

As you consider your votes in connection with our 2013 Annual Meeting of Shareholders, we would like to bring several items to your attention that we believe merit special consideration. On April 29, 2013, I entered into the First Amendment to Third Amended and Restated Executive Employment Agreement with The GEO Group, Inc. (the “Amendment”). The Amendment modifies my employment agreement by eliminating the automatic 3% cost of living increase applicable to my annual base salary and instead provides that my annual base salary may be increased in the sole discretion of the Board for cost of living increases to be determined by the Board. Additionally, the Amendment modifies the termination payment I would receive in the event of a termination of employment other than a termination by the company for cause (as defined in the Third Amended and Restated Executive Employment Agreement) or a termination by me without good reason (as defined in the Third Amended and Restated Executive Employment Agreement) from 3x (three times) the amount of my base salary plus annual bonus to 2x (two times) the amount of my base salary plus annual bonus. Additionally, the Compensation Committee of the Board of Directors has unanimously approved on April 29, 2013, that future performance-based equity awards to be granted to our senior management will consist of multi-year performance metrics as opposed to annual metrics. Notwithstanding the foregoing, the Compensation Committee may take actions contrary to the actions set forth above relating to future performance-based equity awards (1) upon the unanimous agreement of the members of the Compensation Committee; and/or (2) in connection with arrangements that may be assumed by the company in connection with the acquisition of an entity or assets.

We urge our shareholders to cast an advisory vote “FOR” Proposal 3, the advisory vote on the compensation of our named executive officers.

Sincerely,

George C. Zoley
Chairman of the Board,
Chief Executive Officer and Founder